Press Release                                             Exhibit 99.1

McKesson’s Board of Directors Elects Dr. Richard H. Carmona as New Independent Director

IRVING, Texas, Sept. 7, 2021— McKesson Corporation (NYSE: MCK) announced today that the McKesson board of directors has elected Dr. Richard H. Carmona as an independent director and member of the board’s Compensation and Compliance Committees, effective Sept. 6, 2021.

“As an impact-driven organization that touches virtually every aspect of health, Dr. Carmona will be invaluable in furthering our mission to improve care in every setting,” said Edward Mueller, McKesson’s independent board chair. “We will truly benefit from his hands-on healthcare experience and look forward to welcoming him to our board of directors.”

“My passion for healthcare and more specifically – public health access – started as a young child. My family, emigrants who settled in New York City, faced many challenges including homelessness, hunger and health disparities,” shared Dr. Carmona. “I knew then that I was going to dedicate my career to improving healthcare and am deeply honored to join McKesson’s board of directors and support the Company’s purpose to advance health outcomes for all.”

Dr. Carmona’s focus on improving public healthcare and his extensive experience in clinical sciences, healthcare management, emergency preparedness and his commitment to preventative healthcare led to Dr. Carmona’s nomination and unanimous Senate confirmation as the 17th Surgeon General of the United States, from 2002-2006. Currently, Dr. Carmona is chief of health innovations at Canyon Ranch and the first distinguished professor of public health at the University of Arizona’s Mel and Enid Zuckerman College of Public Health, where he has also been leading the university’s COVID-19 response plan.

Prior to his current role as professor, Dr. Carmona served in multiple leadership roles including chief medical officer, public health officer and chief executive officer of the Pima County Health System. Dr. Carmona moved to the Tucson-area after being recruited to establish and lead the first trauma center in Southern Arizona. While successfully leading the trauma system as chairman, Dr. Carmona was named medical director for both the Tucson sheriff’s department and fire EMS agencies. Dr. Carmona also served in the U.S. Army Special Forces unit, becoming a combat-decorated Vietnam veteran.
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About McKesson Corporation
McKesson Corporation is a global leader in healthcare supply chain management solutions, retail pharmacy, community oncology and specialty care, and healthcare information solutions. McKesson partners with pharmaceutical manufacturers, providers, pharmacies, governments and other organizations in healthcare to help provide the right medicines, medical products and healthcare services to the right patients at the right time, safely and cost-effectively. United by our ICARE shared principles, our employees work every day to innovate and deliver opportunities to improve patient care in every setting — one product, one partner, one patient at a time. McKesson has been named a “Most Admired Company” in the healthcare wholesaler category by FORTUNE, a “Best Place to Work” by the Human Rights Campaign Foundation, and a top military-friendly company by Military Friendly. For more information, visit www.mckesson.com.

Contacts
Holly Weiss, 972-969-9174 (Investors)
Holly.Weiss@McKesson.com
David Matthews, 214-952-0833 (Media)
David.Matthews@McKesson.com